Exhibit 6
April 28, 2003
Actuarial Opinion

In my capacity as Senior Vice President and Actuary of Kansas City Life Insurance Company, I have provided actuarial advice concerning:

The preparation of Post-Effective Amendment No. 12 to the registration statement on Form N-6, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to flexible premium variable life insurance contract (the “Registration Statement”) and

The preparation of contract forms for the flexible premium variable life insurance contracts described in the Registration Statement (the “Contract”).

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.

Sincerely,

Mark A. Milton, FSA, MAAA
Senior Vice President and Actuary
Kansas City Life Insurance Company